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                                                                     Exhibit 5.1


                                           June 12, 1998


StaffMark, Inc.
302 East Millsap Road
Fayetteville, AR  72703

                  Re: Registration Statement on Form S-8 Relating to Stock Election Plan for Non-Employee Directors

Dear Sir or Madam:

                  I am the Executive Vice President - General Counsel of StaffMark, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 25,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the Company's Stock Election Plan for Non-Employee Directors (the "Director Plan"). I have examined such records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

                  In my opinion, the shares of the Company's Common Stock that may be issued in accordance with the terms of the Director Plan will be, when issued in accordance with the terms of the Director Plan, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

                  I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STAFFMARK, INC.

/s/ GORDON Y. ALLISON

Gordon Y. Allison, Esq.
Executive Vice President - General Counsel



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